Exhibit 4.2

SUBORDINATED PROMISSORY NOTE

TELESAT CANADA

CAD$145,465,511	March 28, 2012

FOR VALUE RECEIVED, Telesat Canada (the “Borrower”), a Canadian corporation, hereby promises to pay to the order of Red Isle Private Investments Inc., a Canadian corporation (including any permitted assignee that is the holder of this Note, the “Lender”) the principal sum of $145,465,511 plus interest, less the amount of any payments made prior to such date, on March 28, 2016 (the “Final Maturity Date”) or such earlier date as may be required by the terms hereof, in accordance with the terms and conditions hereof.

1.            Definitions.

“Accounting Policies” means the same accounting policies reflected in Holdings’ 2011 consolidated audited financial statements, as determined in accordance with IFRS consistently applied.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which banking institutions in New York City, Toronto or Montreal are authorized or required to remain closed.

“Cash EBITDA” means, for any period, all revenues of the Borrower and its subsidiaries during such period, less (a) operating expenses, less (b) amortization of deferred revenues, plus (c) non-cash stock-based compensation, plus (d) non-cash consulting fees paid to Loral Permitted Persons (as defined below) to the extent included in operating expenses, in each case, during such period and calculated in accordance with the Accounting Policies.

“Cash Management Agreement” shall mean any agreement or other instrument governing any direct or indirect liability, contingent or otherwise, of such person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of agreed interest and reasonable, fees, charges, expenses, attorney costs and disbursements in connection therewith, that constitute Secured Obligations under the Credit Facilities (or any refinancing of such Credit Facilities (including, without limitation, agreements, amendments and restatements)).

“Change of Control” means a Change of Control (as defined in any agreement in respect of any Senior Debt) shall have occurred.

“Committed Capital Expenditures” means capital expenditures calculated in accordance with the Accounting Policies as presented in the quarterly and annual financial statements under “Committed Capital Expenditures”, plus accrued and unpaid capital expenses less expected customer prepayments and milestone payments (other than any prepayments or milestone payments that are contingent upon events outside the Borrower’s control).

“Credit Facilities” means the Credit Agreement dated as of March 28, 2012 by and among Telesat Canada, the other borrowers thereunder, the guarantors party thereto, the lenders party thereto, JPMorgan Chase, as Administrative Agent, and the other agents party thereto.

“Holdings” means Telesat Holdings Inc., a Canadian corporation (it being understood that Holdings may amalgamate with the Borrower (and in connection therewith any intermediate holding company, including Telesat Interco Inc.), in which case references to Holdings shall be deemed to mean references to the Borrower).

“Senior Debt” means collectively, (a) obligations incurred in respect of (i) the Credit Facilities, Cash Management Agreements and Swap Agreements, (ii) the Indenture dated as of June 30, 2008, between Telesat Canada, the other issuers thereunder, the guarantors party thereto, and The Bank of New York, as Trustee, in respect of the 11.0% Senior Notes Due 2015, and (iii) the Indenture dated as of June 30, 2008, between Telesat Canada, the other issuers thereunder, the guarantors party thereto, and The Bank of New York, as Trustee, in respect of the 12.5% Senior Subordinated Notes Due 2017 and (b) any indebtedness incurred to refinance any indebtedness (including, without limitation, agreements, amendments and restatements) described in clause (a) or in this clause (b).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions that constitute Secured Obligations under the Credit Facilities (or any refinancing of such Credit Facilities (including, without limitation, agreements, amendments and restatements)).

“Tax” or “Taxes” shall mean any tax, duty, levy, impost, assessment or other governmental change (including, without limitation, penalties, interest and any other liabilities related thereto).

“Treasury Rate” shall mean, as of the applicable date, the yield to maturity as of such date of United States Treasury securities with a 10-year constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data).

2.            Interest.

(a)          Interest hereunder shall accrue on the outstanding unpaid principal amount hereof at the fixed rate of: (i) from the date hereof until the second anniversary hereof, 9.75% per annum and (ii) thereafter, the Treasury Rate as of the date of such second anniversary plus 7.50% per annum, but no less than 11% per annum (the “Applicable Rate”). For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent shall be the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. Interest payments shall be payable in cash on each anniversary of the date hereof and on the date of any prepayment, Scheduled Repayment provided for in Section 4 or other payment made in accordance with the provisions hereof; provided, that the Borrower shall have the option to pay interest in kind on the third anniversary date by adding such amount to the principal of this Note (the “PIK Interest”). All PIK Interest shall accrue interest at the Applicable Rate from the interest payment date on which such PIK Interest was issued.

(b)          Subject to Section 8, upon the occurrence of any default set forth in Section 7 and for so long as such default is continuing, the Applicable Rate shall increase immediately by an increment of 2.00% per annum.

3.            Voluntary Prepayment. At any time prior to the maturity date of this Note and without prior notice, the Borrower may pay without penalty or premium the outstanding principal balance of this Note in whole or in part, with accrued and unpaid interest thereon.

4.            Scheduled Repayments.

(a)          On the second anniversary of the date hereof, or if such date is not a Business Day (as defined below), the following Business Day, the Borrower shall pay the Lender an amount equal to at least 50% of the outstanding principal amount of this Note as of the date hereof and all accrued and unpaid interest thereon (less the amount of any prepayments, repayments or other payments made in accordance with the terms hereof prior to such date).

(b)          Within 6 months after the second anniversary of the date hereof, the Borrower shall pay the Lender the amount, if greater than zero, of the outstanding principal amount of this Note as of the second anniversary of the date hereof and all accrued and unpaid interest thereon, if the “Cash and Cash Equivalent” reflected in Holdings’ balance sheet, as calculated in accordance with the Accounting Policies, as of the end of the quarter following the second anniversary of the date (such date, the “Second Anniversary Calculation Date”) hereof plus (1) the Cash EBITDA for the Borrower and its subsidiaries for the previous twelve months ended as of the Second Anniversary Calculation Date less (2) the Committed Capital Expenditures of the Borrower and its subsidiaries for the twelve months following the Second Anniversary Calculation Date, less (3) the mandatory debt repayments and projected cash interest payments of the Borrower and its subsidiaries for the twelve months following the Second Anniversary Calculation Date, in each case with respect to Senior Debt and any other senior indebtedness for borrowed money incurred to acquire or construct satellites (including, without limitation, launch services and insurance) or satellite-related assets or interests, less (4) the projected cash Taxes payable by the Borrower and its subsidiaries for the twelve months following the Second Anniversary Calculation Date, is greater than (A) the excess, if any, of CDN$50 million over the principal amount outstanding under the revolving credit facility as of the Second Anniversary Calculation Date, plus (B) the outstanding principal amount outstanding under this Note, together with all accrued and unpaid interest thereon (as of the Second Anniversary Calculation Date) (the “Second Anniversary Excess Cash Calculation”). The Borrower shall deliver to the Lender an officer’s certificate on such payment date setting forth the Second Anniversary Excess Cash Calculation with such supporting documentation as is reasonably requested by the Lender.

(c)          Within 6 months after the third anniversary of the date hereof, the Borrower shall pay the Lender the amount, if greater than zero, of the outstanding principal amount of this Note as of the third anniversary of the date hereof and all accrued and unpaid interest thereon, if the “Cash and Cash Equivalent” reflected in Holdings’ balance sheet, as calculated in accordance with the Accounting Policies, as of the end of the quarter following the third anniversary of the date hereof (such date, the “Third Anniversary Calculation Date”) plus (1) the Cash EBITDA for the Borrower and its subsidiaries for the previous twelve months ended as of the Third Anniversary Calculation Date less (2) the Committed Capital Expenditures of the Borrower and its subsidiaries for the twelve months following Third Anniversary Calculation Date, less (3) the mandatory debt repayments and projected cash interest payments of the Borrower and its subsidiaries for the twelve months following the Third Anniversary Calculation Date, in each case with respect to Senior Debt and any other senior indebtedness for borrowed money incurred to acquire or construct satellites (including, without limitation, launch services and insurance) or satellite-related assets or interests, less (4) the projected cash Taxes payable by the Borrower and its subsidiaries for the twelve months following the Third Anniversary Calculation Date, is greater than (A) the excess, if any, of CDN$50 million over the principal amount outstanding under the revolving credit facility as of the Third Anniversary Calculation

Date, plus (B) the outstanding principal amount outstanding under this Note, together with all accrued and unpaid interest thereon (as of the Third Anniversary Calculation Date) (the “Third Anniversary Excess Cash Calculation”). The Borrower shall deliver to the Lender an officer’s certificate on such payment date setting forth the Third Anniversary Excess Cash Calculation with such supporting documentation as is reasonably requested by the Lender.

(d)          The Borrower shall pay any unpaid balance on this Note (including, without limitation, any accrued and unpaid interest and PIK Interest) on the Final Maturity Date.

(e)          The Borrower agrees not to enter into any agreement that by its terms restricts its ability to make the payments required under this Note other than as expressly set forth in Sections 2(a) and 9.

5.            Redemption Upon Change of Control. Subject to compliance with the terms of all agreements governing Senior Debt relating to the prepayment of subordinated debt generally (it being understood that the Borrower shall use commercially reasonable efforts to comply with any such terms at such time), the Borrower shall redeem this Note from the Lender on the effective date of such Change of Control at a price equal to the unpaid balance on this Note (including, without limitation, any accrued and unpaid interest and PIK Interest). The Borrower shall use commercially reasonable efforts to provide the Lender at least 30 days prior notice of such redemption.

6.            Method of Payment. Payments under this Note (other than PIK Interest) shall be made in the lawful money of Canada by wire transfer of immediately available funds, to such account or accounts as the Lender shall direct from time to time. If any payment of principal or interest becomes due on a day that is not a Business Day, such payment shall be on the next succeeding Business Day.

7.            Defaults.

(a)          If default shall be made in the due and punctual payment of the principal of or interest on account of this Note, or the redemption of this Note pursuant to Section 5, when and as the same shall become due and payable, whether at maturity or otherwise, the Lender shall have the option, by written notice to the Borrower, to declare the outstanding principal balance of this Note, together with all accrued and unpaid interest, due and payable; provided, that the Borrower shall have five calendar days to cure any default in the payment of interest when due.

(b)          In the event the Borrower commences a voluntary case under the United States Bankruptcy Code or any bankruptcy, insolvency or similar law now or hereafter in effect, or commits an act of bankruptcy as such term is defined under the Bankruptcy and Insolvency Act (Canada), the outstanding principal balance of this Note, together with all accrued and unpaid interest, shall automatically become due and payable.

(c)          In the event that an involuntary case is commenced against the Borrower under the United States Bankruptcy Code or any bankruptcy, insolvency or similar law now or hereafter in effect and such proceeding or petition remains undismissed for a period of sixty (60) days or if the Borrower approves of or acquiesces in any such involuntary case, the outstanding principal balance of this Note, together with all accrued and unpaid interest, shall automatically become due and payable.

(d)          In the event any of the Senior Debt shall not be paid after final maturity or upon the acceleration of any such Senior Debt by the holders thereof because of a default, and for so long as such Senior Debt is not paid in full or such acceleration is not rescinded, the Lender shall have the option, by written notice to the Borrower, to declare the outstanding principal balance of this Note, together with all accrued and unpaid interest, due and payable.

8.            Usury Savings. Notwithstanding anything to the contrary contained herein, the Lender shall never be entitled to receive as interest on the obligation evidenced hereby any amount in excess of the maximum rate of interest permitted to be charged by applicable law; and in the event that the Lender ever receives any such excess, such amount which would be excessive interest shall be applied to the reduction of the future Scheduled Payments hereunder, and if the remaining outstanding principal sum hereunder is paid in full, any remaining excess shall forthwith be paid to the Borrower.

9.            Subordination.

(a)          The Lender and Holdings agree that solely to the extent and in the manner set forth in this Section 9, any payment required to be made hereunder is expressly subordinated in right of payment to the prior payment in full of all claims of holders of Senior Debt (“Senior Obligations”).

(b)          In the event (x) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Borrower or Holdings, as applicable, or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Borrower or Holdings, as applicable, whether or not involving insolvency or bankruptcy, or (y) that (A) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Debt, and such default shall have continued beyond the period of grace, if any, in respect thereof, and such default shall not have been cured or waived or shall not have ceased to exist, or (B) the maturity of any Senior Debt shall have been accelerated because of a default in respect of any Senior Debt, and any such acceleration has not been rescinded, ((x) and (y) collectively, “Subordination Events”), then, after the occurrence of a Subordination Event:

(i)          the holders of all Senior Obligations shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Lender is entitled to receive any payment or distribution (other than Permitted Junior Securities) on account of the Borrower’s or Holdings’, as applicable, obligations hereunder;

(ii)         any payment by, or distribution of assets of, the Borrower or Holdings, as applicable, of any kind or character, whether in cash, property or securities, to which the Lender would be entitled except for the provisions of this Section 9 (other than Permitted Junior Securities) shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of such Senior Obligations or their representative or representatives, ratably according to the aggregate amounts remaining unpaid on account of such Senior Obligations held or represented by each, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Obligations, before any payment or distribution to the Lender is made hereunder; provided, that in the event any such Senior Obligations are subordinated in right of payment to other Senior Obligations, such payment or distribution shall not be made ratably to such subordinated obligations but instead first ratably to other Senior Obligations (ratably) until paid in full and then to such subordinated obligations; and

(iii)        in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Borrower or Holdings, as applicable, of any kind or character, whether in cash, property or securities, on account of the Borrower’s or Holdings’, as applicable, obligations hereunder (other than Permitted Junior Securities), shall be received by the Lender after the occurrence of a Subordination Event before all Senior Obligations of are paid in full, or provision is made for such payment in money or money’s worth, such payment or distribution on account of Borrower’s or Holdings’, as applicable, obligations hereunder shall be held in trust by the Lender for the benefit of the holders of such Senior Obligations and shall forthwith be paid over to the holders of such Senior Obligations or their representative or representatives, ratably as aforesaid, for application to the payment of all Senior Obligations remaining unpaid until all such Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Obligations.

For purposes of this Section 9 only, the words “cash, property or securities” shall not be deemed to include shares of stock of the Borrower or Holdings, as applicable, as reorganized or readjusted, or securities of the Borrower or Holdings, as applicable, or any other corporation provided for by a plan of reorganization or readjustment which are subordinate in right of payment to all Senior Obligations which may at the time be outstanding to the same extent as, or to a greater extent than, this Note is so subordinated as provided in this Section 9 (collectively, the “Permitted Junior Securities”).

(c)          Subrogation to Rights of Holders of Senior Obligations. Upon the payment in full of all Senior Obligations or the provision for such payment in accordance with its terms, the rights of the Lender shall be subrogated to the rights of the holders of Senior Obligations to receive any further payments or distributions of cash, property or securities of the Borrower or Holdings, as applicable, applicable to the holders of the Senior Obligations until all amounts owing on this Note shall be paid in full; and such payments or distributions of cash, property or securities received by the Lender, by reason of such subrogation, which otherwise would be paid or distributed to the holders of such Senior Obligations shall, as between the Borrower or Holdings, as applicable, its creditors other than the holders of Senior Obligations, and the Lender, be deemed to be a payment by the Borrower or Holdings, as applicable, to or on account of Senior Obligations, it being understood that the provisions of this Section 9 are and are intended solely for the purpose of defining the relative rights of the Lender, on the one hand, and the holders of the Senior Obligations, on the other hand.

(d)          Modification, Extension, Etc., of Senior Obligations. The holders of Senior Obligations may, without affecting in any manner the subordination of the payment of principal or interest or other amounts expressly set forth in this Section 9, if any, on this Note, at any time or from time to time and in their absolute discretion, agree with the Borrower to change the manner, place or terms of payment, change or extend the time of payment of, or renew or alter, any Senior Obligations, or amend or supplement any instrument pursuant to which any Senior Obligation is issued, or exercise or refrain from exercising any other of their rights under the Senior Obligations including, without limitation, the waiver of default thereunder, all without notice to or assent from the Lender.

(e)          Rights of Holders of Senior Obligations Not Impaired. No right of any present or future holder of Senior Obligations to enforce the subordination provisions expressly set forth in this Section 9 shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any noncompliance by the Borrower with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

10.         Guarantee.

(a)          Holdings hereby unconditionally and irrevocably, as a primary obligor and not only as a surety, guarantees to the Lender and its successors, indorsees, transferees and permitted assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of this Note and the obligations hereunder (the “Guaranteed Obligations”).

(b)          Anything herein to the contrary notwithstanding, the maximum liability of Holdings hereunder shall in no event exceed the amount which can be guaranteed by Holdings under applicable federal and state laws relating to the insolvency of debtors.

(c)          The guarantee contained in this Section 10 shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid in full in cash.

(d)          No payment made by the Borrower, Holdings, any other guarantor or any other person or received or collected by the Lender from the Borrower, Holdings, any other guarantor or any other person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Holdings hereunder which shall, notwithstanding any such payment (other than any payment made by Holdings in respect of the Guaranteed Obligations or any payment received or collected from Holdings in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations up to the maximum liability of Holdings hereunder until the Guaranteed Obligations are paid in full in cash.

(e)          Holdings waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10. Holdings waives (i) diligence, presentment, protest, demand for payment and notice of default or non-payment to or upon the Borrower or any other guarantor with respect to the Guaranteed Obligations, (ii) notice of the existence or creation or non-payment of all or any of the Guaranteed Obligations, and (iii) all diligence in collection or protection of or realization upon any Guaranteed Obligations or any security for or guaranty of any Guaranteed Obligations.

11.         Miscellaneous.

(a)          Expenses; Indemnity. The Borrower shall reimburse on demand, all reasonable costs and expenses incurred by or on behalf of the Lender, and any successors or assignees of the Lender or subsequent successors and assignees including, without limitation, reasonable fees, costs and expenses of counsel of the Lender and any successors or assignees of the Lender or subsequent successors and assignees, arising from or relating to: (i) the negotiation, preparation, execution, delivery, performance and administration of this Note, (ii) any requested amendments, waivers or consents to this Note, whether or not such documents become effective or are given, (iii) the enforcement, preservation and protection of the Lender’s rights under this Note, (iv) the defense of any claim or action asserted or brought against the Lender by any person that arises from or relates to this Note or the Lender’s claims against the Borrower or Holdings, or any and all matters in connection therewith, (v) all efforts made by or on behalf of the Lender to enforce payment of any obligation due under this Note, or (vi) the receipt by the Lender of any advice from professionals with respect to any of the foregoing. Each of Holdings and the Borrower agrees to indemnify on demand the Lender and each of its respective affiliates, directors, trustees, officers, employees, advisors and agents (each such person, including Lender, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including, without limitation, reasonable fees, costs and expenses of counsel of the Lender, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (x) the execution or delivery of this Note or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (y) the use of the proceeds of this Note or (z) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto except, in each case, to the extent such loss, claim, damage, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct (or that of any of such Indemnitee’s respective subsidiaries or any of their respective officers, directors, employees or members), (ii) directly results from a material breach of any Indemnitee’s obligations (or those of any of such Indemnitee’s respective subsidiaries or any of their respective officers, directors, employees, agents, advisors or other representatives) under this Note, (iii) arises out of or in connection with any claim, litigation, investigation or proceeding that has not resulted from any act or omission by Holdings or the Borrower and that is brought by an Indemnitee against one or more other Indemnitee or (iv) directly results from a settlement of a proceeding entered into by such Indemnitee without the Borrower’s prior written consent. The provisions of this Section 11(a) shall remain operative and in full force and effect regardless of the cancellation of this Note, the consummation of the transactions contemplated hereby, the repayment of the Borrower’s obligations hereunder, the invalidity or unenforceability of any term or provision of this Note or any investigation made by or on behalf of the Lender.

(b)          No Waiver; Remedies Cumulative. No failure on the part of the Lender or the Borrower to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by the Lender or the Borrower of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by any other instrument or document or under applicable law.

(c)          Amendments. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Lender and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment to this Section 11(c) or Section 9 or the definitions relating thereto that adversely affects in any material respect the rights of any holder of Senior Debt at the time outstanding may be made unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent in writing to such amendment, and the holders of Senior Debt shall be third party beneficiaries of this Section 11(c).

(d)          Construction. This Note, and all matters arising out of or related to this Note, shall be governed by, and construed and interpreted in accordance with, the laws of Ontario. Each provision of this Note has been subject to the mutual consultation, negotiation and agreement of the Borrower and the Lender and there is to be no construction against either of them based on any presumption of their involvement in the drafting hereof.

(e)          Successors and Assigns. This Note shall be binding upon the Borrower and its legal representatives, successors and permitted assigns and the terms hereof shall inure to the benefit of the Lender, its successors, heirs and assigns. This Note may be transferred or assigned, in whole or in part, by the Lender or the Lender’s permitted successors and assigns at any time, subject to compliance with applicable law.

(f)          Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

(g)          Jurisdiction; Waiver of Jury Trial. The parties hereto hereby irrevocably consent to the jurisdiction of any court located in Ontario over any suit, action or proceeding arising out of or related to this Note, and each of the parties hereto hereby further irrevocably consents to the service of process in any such suit, action or proceeding by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, addressed to the relevant party at the following addresses: if to Lender, Public Sector Pension Investment Board, Attn: Chief Legal Officer, 1250 René-Lévesque Blvd. West, Suite 900, Montreal, QC, Canada H3B 4W8; if to Borrower, Telesat Canada, Attn: General Counsel, 1601 Telesat Court, Ottawa, Ontario, Canada K1B 5P4; and if to Holdings, Telesat Holdings Inc., Attn: General Counsel, 1601 Telesat Court, Ottawa, Ontario, Canada K1B 5P4, or in each case, to such other address as such party may request by written notice to each other party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.

IN WITNESS WHEREOF, the parties hereto hereby execute this Note as of the day and year first written above.

TELESAT CANADA

By:	/s/ Michel G. Cayouette
	Name:	Michel G. Cayouette
	Title:	Chief Financial Officer and
Treasurer

TELESAT HOLDINGS INC.

By:	/s/ Michel G. Cayouette
	Name:	Michel G. Cayouette
	Title:	Chief Financial Officer and
Treasurer

[Signature page to Subordinated Promissory Note]